Exhibit 99.1

Norstan Appeals USAC Decision


     MINNEAPOLIS--(BUSINESS WIRE)--June 1, 2004--Norstan, Inc. (Nasdaq:NRRD), a leading provider of communications solutions and services, today reported that in April 2004, the company received a Commitment Adjustment Letter from the Universal Services
Administrative Company (USAC), which oversees the Federal Communications Commission's School and Libraries Program of the Universal Service Fund, called the "E-rate program." Funding commitments under the E-rate program provide for discounts on eligible services such as telecommunications services, internet access, network equipment and wiring of instructional buildings and classrooms to connect to the Internet.
     The letter informed Norstan that USAC had undertaken an audit of the Navajo Preparatory School (Navajo Prep) project for funding year 2001, in which Norstan had installed specific equipment and services for which the company received approximately $2.2 million. The audit report concluded that Navajo Prep had not complied with key requirements of the E-rate program and, consistent with E-rate policies, USAC is seeking recovery of the full amount disbursed to Norstan on behalf of Navajo Prep. Norstan has filed an appeal with USAC and is continuing its investigation of the Navajo Prep project.
     While Norstan will continue to defend and appeal USAC's decision, the company may be required to repay a portion or all of the $2.2 million. Therefore, in accordance with generally accepted accounting principles, the company has established a reserve of $2.2 million in the fourth quarter of fiscal 2004 pertaining to this disputed funding claim. This reserve is in addition to the already reported fourth quarter fiscal 2004 restructuring charge of $6.0 - $8.0 million.
     Norstan will report fourth quarter fiscal 2004 results on June 17, 2004 after the market close.

     About Norstan, Inc.

     Norstan, Inc. (Nasdaq:NRRD) - A full-service communications solutions and services company delivering voice and data technologies and services, and remanufactured equipment to corporate end-users, channel partners and public sector companies. Norstan also offers a full range of technologies for customer contact solutions, voice and convergence, messaging, infrastructure, conferencing and mobility. Norstan has offices throughout the United States and Canada. To learn more, visit the Norstan website at www.norstan.com.

     Cautionary Statement Under the Private Securities Litigation
Reform Act of 1995

     This release contains forward-looking statements within the meaning of the Private Securities Litigation Acts of 1995. A number of factors should be considered in conjunction with the above forward-looking statements, including changes in economic and market conditions, factors related to the development of new technologies, product pricing, labor costs, industry regulation, management of growth, integration of acquisitions, access to adequate financing and other factors set forth in cautionary statements included in Norstan's Form 10-K and other documents as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date of this release. The company undertakes no obligation to update these forward-looking statements to reflect events and circumstances that may arise after the date of this release. Disclosure of revenue dollars are not intended to reflect materiality, and are subject to confidentiality provisions and customer consent.

     Form 8-K Filing

     Concurrent with this new release, Norstan filed a Form 8-K with the Securities and Exchange Commission (SEC) as required by Item 5 of the instructions for Form 8-K. This Form 8-K is available on Norstan's Investor Relations web site and on the SEC's web site.

     Norstan and associated product names are trademarks or registered trademarks of Norstan, Inc. in the United States and/or other countries. All other products and services mentioned in this document may be trademarks of the companies with which they are associated.

    CONTACT: Norstan, Inc., Minneapolis
             Jan W. Drymon, 952-352-4292
             jan.drymon@norstan.com